Exhibit 99.1

www.fcg.com

For more information contact:

FOR IMMEDIATE RELEASE	Luther J. Nussbaum Chairman and CEO First Consulting Group 562-624-5221 lnussbaum@fcg.com

Chuck McBride Executive Vice President and CFO First Consulting Group 562-624-5300 cmcbride@fcg.com

Thomas A. Reep Vice President Finance and Investor Relations First Consulting Group 562-624-5250 treep@fcg.com

FIRST CONSULTING GROUP (FCG) ANNOUNCES ORGANIZATIONAL CHANGES

•                  Chuck McBride Returns to CFO Role

•                  FCG Moves to Improve Focus on Clients and Operational Fundamentals:  Sales, Project Delivery, Outsourcing and Support.

•                  Firm Continues to Reduce G&A and Non-Billable Staff

•                  Strong Balance Sheet Supports Important Client Centric Investments

LONG BEACH, Calif., September 10, 2003 – First Consulting Group, Inc. (Nasdaq: FCGI), a leading provider of information-based consulting, integration and management services to the health-related industries, today announced moves targeted to achieve a reduction in general and administrative expenses to the previously established target of 18% of revenues.  Six senior leadership positions have been consolidated to four while giving clear accountability at the top level for the functions of sales, project delivery, outsourcing and support services.  Walter “Chuck” McBride, a three-year veteran of the firm will return to the role of Executive Vice President and Chief Financial Officer, a position he previously held from April 2000 until January 2003.  Steve Heck, President, will assume direct responsibility for all sales functions in Healthcare Delivery, Health Plans and Life Sciences.  Mary Franz, Executive Vice President, will direct the activities of the Consulting and Systems Integration organizations.  Luther Nussbaum, Chairman and CEO, will handle directly the Outsourcing organizations that are crucial to the low cost, high quality positioning of FCG.  Roy Ziegler and Mike Puntoriero, both previously on the management Executive Committee, will be leaving the firm.

111 W. Ocean Blvd., Suite 1000, Long Beach, California, 90802 •  Telephone 562.624.5200 Facsimile 562.432.5774

First Consulting Group, Inc.

“Our 2004 target is to operate at 18% general and administrative expenses,” said Luther Nussbaum.  “In order to achieve those targets, we have had to find and need to find ways to reduce costs at all levels of the organization.  I’m personally sorry to see Roy Ziegler and Mike Puntoriero leave FCG as they have each made very positive and significant contributions to the firm.  However, the new organizational structure requires a smaller executive leadership team.  As a result, Chuck will return to the CFO role in which he served FCG well for almost three years. I will be directly responsible for Outsourcing Services where we’re focused on lowering cost by moving to offsite and offshore offerings.   Meanwhile, the roles set out for Mary and Steve capitalize on their proven strengths as delivery and sales executives, respectively.”

While the Company continues to significantly reduce its general and administrative expenses, it reaffirmed its commitment to continue to advance client centric programs.  FCG will continue to invest in sales effectiveness, the Patient Safety Institute, the development of improved regulatory compliant solutions, including FirstDoc™, and solutions for improved clinical outcomes.   The recent acquisitions of UCR/Codigent, Coactive and Paragon Solutions, each of which have augmented FCG’s outsourcing capabilities, combined with FCG’s deep domain knowledge in Healthcare and Life Sciences, have positioned FCG to provide its clients with an outstanding value deploying its Offsite/Offshore model.

About First Consulting Group

FCG is a leading provider of consulting, technology, outsourcing and applied research services for healthcare, pharmaceutical, and other life sciences organizations throughout North America, Europe and Asia.  The firm’s services increase clients’ operations effectiveness, resulting in reduced costs, improved customer service, enhanced quality of patient care, and more rapid introduction of new pharmaceutical compounds. For more information about FCG, visit www.fcg.com or call 800-345-0957.

Forward-Looking Statements

This news release includes forward-looking statements based on First Consulting Group’s current expectations, estimates and projections about its industry, management’s beliefs and certain assumptions made by the company.  These forward-looking statements can typically be identified by use of words such as “believes,” “anticipates” or “expects” and include statements regarding (i) FCG’s ability to realize the benefits of its investments in services and products, including the Patient Safety Institute, regulatory compliant solutions, including FirstDoc™, and its solutions for improved clinical outcomes; (ii) FCG’s ability to realize decreased general and administrative expenses on a percentage basis; (iii) FCG’s ability to leverage its recent acquisitions and restructured organization to deliver additional benefits to clients and realize improved operating margins; and (iv) FCG’s ability to manage through the restructuring of the management organization. These forward-looking statements involve known and unknown risks which may cause the company’s actual results and performance to be materially different from the future results and performance stated or implied by the forward looking statements. Some of the risks investors should consider include the following: (a) the unpredictable nature of the company’s pipeline of potential business and of negotiations with clients on new outsourcing and other engagements, resulting in uncertainty as to whether and when FCG will enter into new agreements and whether those agreements will be on terms favorable to FCG; (b) the unpredictable nature of the business of FCG’s clients and the markets that they serve, which could result in clients canceling, modifying or delaying current or prospective engagements with FCG; (c) the importance of FCG’s personnel to its operations, including whether FCG can attract and retain qualified management and personnel and keep personnel utilized on client engagements in order to achieve growth, revenues and earnings; (d) the ability of FCG to increase its sales effectiveness through the recruitment and deployment of an experienced sales force that provides appropriate account coverage; (e) the ability of FCG to integrate acquisitions and realize positive earnings contributions from those acquisitions in the short term; (f) the ability of FCG to deliver services from a global operations base, including India, Vietnam, Japan and Europe; (g) the ability of FCG’s to realize a return on its investment in enhanced products and services; (h) management’s ability to implement cost reduction plans and manage the restructured organization; and (i) other risk factors referenced in the company’s most recent Forms 10-K, 10-Q and other periodic reports filed with the Securities and Exchange Commission.  In light of the significant uncertainties inherent in the forward-looking information included in this release, the inclusion of such information should not be regarded as a representation by FCG or any other person that FCG’s objectives or plans will be achieved.  FCG undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.